                                                                  Exhibit 10.7

                              COMPROMISE AGREEMENT

      This Compromise Agreement ("Agreement") is entered into as of the 10th day of September, 1999 by and between MCM LIMITED PARTNERSHIP, an Illinois limited partnership ("MCM") and EUGENE I. SCHUSTER ("Schuster"), ART RENAISSANCE, INC. ("ARI") and ART RENAISSANCE CHICAGO, INC. ("ARCI"). The "Parties" or the "Parties Hereto" shall mean MCM on the one hand and Schuster, ARI and ARCI on the other hand.

      WHEREAS, MCM sold certain of its assets and consigned its inventory to Schuster's companies, ARI and ARCI, pursuant to an Asset Purchase and Consignment Agreement (the "Sales Contract"); and

      WHEREAS, in accordance with an amendment to the Sales Contract executed by ARI, ARCI and by Schuster personally (the "Amendment"), and as a condition of the Amendment, Schuster executed a personal guaranty (the "Personal Guaranty") in favor of MCM. Pursuant to the Personal Guaranty, Schuster guaranteed full and complete performance by ARCI and ARI of their obligations to MCM under the Sales Contract and the Amendment; and

      WHEREAS, Schuster, ARI, and ARCI owe MCM certain sums for the purchase and consignment of MCM's assets under the Sales Contract, the Amendment, and the Personal Guaranty; and

      WHEREAS, the Parties now wish to compromise and resolve and to provide a mechanism for payment of sums owed to MCM for the purchase and consignment of its assets under the Sales Contract, the Amendment and the Personal Guaranty in accordance with the terms of this Agreement.

      NOW, THEREFORE, the Parties agree as follows:

      1. Schuster shall pay MCM, (or cause ARI or ARCI to pay to MCM) the sum of ONE MILLION NINE HUNDRED THIRTY THOUSAND FOUR HUNDRED SIX Dollars ($1,930,406, the "Compromise Amount") on or before Janaury 31, 2000 in full and complete satisfaction of all amounts due and owing to MCM from Schuster, ARI and/or ARCI for the purchase and consignment of MCM's assets under the Sales Contract, the Amendment, and the Personal Guaranty, but specificially excluding any amounts that are or may become due and owing to MCM under any subleases, continuing indemnifications or other obligations pursuant to the Sales Contract, the Amendment, the Personal Guaranty or otherwise.

      2. Schuster shall pay MCM (or cause ARI or ARCI to pay MCM) weekly payments (the "Weekly Payments") in the amount of $12,500.00. The first Weekly Payment is due on or before October 15, 1999 and subsequent Weekly Payments are due on or before each Friday thereafter until January 28, 2000 or until such time as the Compromise Amount has been paid in full, which ever is sooner. Weekly Payments received by MCM shall be credited against the Compromise Amount.

      3. Schuster shall bear his own costs and attorneys' fees with respect to the preparation and execution of this Agreement and all documents required herein in addition to those fees and costs of MCM.

      4. Confession of Judgment. In the event that any Weekly Payment called for in paragraph 2 above is not paid in full by its due date (or within five calendar days of said due date), or in the event that the Compromise Amount is not paid in full on or before January 31, 2000, Schuster agrees to the entry of Judgment against him by any court of competent jurisdiction for the Compromise Amount, less any payments received by MCM pursuant to this Agreement. Schuster further agrees that no appeal will be prosecuted from said Judgment. Schuster further agrees that no defenses shall be raised and no proceedings shall be taken in law or in equity to interfere in any manner with the entry, execution or enforcement of siad Judgment. MCM shall give Schuster five (5) days written notice, through his attorneys, Horwood Marcus & Berk, Chartered, prior to appearing in court to obtain said Judgment.

      5. Schuster further agrees that if he breaches this Agreement, he shall be liable to MCM for and shall indemnify MCM for al costs, expenses, liabilities, and fees, including reasonable attorneys' fees, that may be incurred by MCM as a result of such breach, in addition to such other remedies that may be available at law or in equity.

      6. This Agreement may be executed in counterparts, with each counterpart to be deemed an original and given full force and effect.

      7. Each Party to this Agreement represents and warrants that the person executing this Agreement on behalf of said Party is fully and duly empowered and authorized to execute on behalf of such party and to bind such party to this Agreement.

      8. No addition to or modification of any provision contained in this Agreement shall be effective unless fully set forth in writing signed by all the Parties Hereto. No waiver of any rights hereunder shall be effective unless fully set forth in writing signed by the waiving Party.

      9. Schuster recognizes and agrees that nothing contained herein shall be deemed an election of remedies by MCM with respect to any person or entity or a waiver of any rights or remedies which are currently, or may hereafter become, available to MCM under any agreement. Schuster agrees and acknowledged that he, ARI, and ARCI have continuing indemnification and sublease obligations to MCM under the Sales Contract, the

Amendment, the Personal Guaranty, and otherwise, and that said obligations are not released, settled, waived or compromised by this Agreement.

      10. The terms of this Agreement shall be governed by the law of the State of Illinois.

      IN WITNESS WHEREOF, the Parties have executed this Compromise Agreemnt as of the date first set forth above.

EUGENE I. SCHUSTER                            MCM LIMITED PARTNERSHIP, an
                                              Illinois limited partnership

/s/ Eugene I. Schuster                        By: /s/ MCM Limited Partnership
-------------------------------------            -------------------------------


ART RENAISSANCE, INC.

By: /s/ Eugene I. Schuster, CEO
    ---------------------------------


ART RENAISSANCE CHICAGO, INC.

By: /s/ Eugene I. Schuster, President
    ---------------------------------